EXHIBIT 5

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

CSX CORPORATION,

Plaintiff,

v.

THE CHILDREN’S INVESTMENT FUND MANAGEMENT (UK) LLP, THE CHILDREN’S INVESTMENT FUND MANAGEMENT (CAYMAN) LTD., THE CHILDREN’S INVESTMENT MASTER FUND, 3G CAPITAL PARTNERS LTD.,  3G CAPITAL PARTNERS, L.P., 3G FUND, L.P., CHRISTOPHER HOHN, SNEHAL AMIN AND ALEXANDRE BEHRING, A/K/A ALEXANDRE BEHRING COSTA,

Defendants.

08 Civ. 2764 (LAK)

COMPLAINT

Plaintiff CSX Corporation (“CSX”), by its undersigned counsel, alleges upon knowledge as to itself and its own acts and, unless otherwise specifically stated, upon information and belief as to all other matters, as follows:

Nature of the Action

1.             CSX brings this action for injunctive and declaratory relief against defendants in connection with its annual meeting scheduled for June 25, 2008.  Defendants plan to elect a slate of nominees to CSX’s board of directors and amend CSX’s Amended and Restated Bylaws in order to make major changes in CSX’s business and corporate structure and to otherwise change or influence the control of CSX. In carrying out their plan, defendants have violated Sections 13(d) and 14(a) of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

2.             The securities laws require defendants to disclose information that shareholders need to make decisions with respect to their investment.  Section 13(d) requires any person acquiring beneficial ownership of more than 5 percent of a corporation’s common stock to disclose, within 10  days of the acquisition, information as to the number of shares beneficially owned, any plans or proposals with respect to the issuer and information as to any contracts, arrangements, understandings or relationships with any person relating to the issuer. To prevent groups of investors from secretly coordinating their efforts, Section 13(d) provides that if two or more shareholders act as a group for the purpose of acquiring, holding or disposing of securities of an issuer, such group shall be deemed a person and be required to make disclosures within 10 days of collectively acquiring more than 5 percent of the issuer’s stock. Similarly, Section 14(a) of the ‘34 Act and Rule 14a-9 prohibit any person from soliciting proxies on the basis of false and misleading information in order to enable shareholders to make an informed choice when voting their proxies.  Schedule 14A is the official form for compliance with Section 14(a), which governs the solicitation of proxies.  Schedule 14A requires anyone who would solicit proxies to disclose, among other things, the number of shares of the issuer which are beneficially owned and information as to any contracts, arrangements, understandings or relationships with any person with respect to that interest.

3.             Defendants are attempting to change or influence control of CSX.  Defendants employed sophisticated derivative transactions with financial counterparties (“swaps” or “swap arrangements”) and secretly coordinated efforts with respect to their interests in CSX among themselves and with others, as part of a plan to change or influence control of CSX by acquiring a large stake in CSX while evading the reporting requirements of the securities laws.

4.             Defendants acquired more than 5 percent of CSX common stock, in excess of the statutory threshold, without making the disclosures required by the securities laws.  In February 2007 defendant Snehal Amin told CSX that TCI owned 14 percent of CSX.  Defendants repeated this assertion to CSX and to CSX’s advisors on several occasions.  Yet, defendants did not make any disclosure required by Section 13(d) until they filed their Schedule 13D on December 19, 2007, 10 months after defendant Amin stated that TCI owned 14 percent of CSX.

5.             The December 19, 2007 Schedule 13D is materially false and misleading. Defendants failed to disclose, among other things, the extent of defendants’ interest in CSX, the extent of defendants’ coordinated efforts and their contracts, arrangements, understandings or relationships relating to shares of CSX, and defendants’ plans to change or influence control of CSX.

6.             Defendants have continued to violate the securities laws with a proxy solicitation seeking to elect a slate of nominees to CSX’s board of directors at the 2008 annual meeting of CSX shareholders as part of a plan to change or influence control of CSX.

7.             Defendants’ preliminary proxy statement on Schedule 14A, filed with the SEC on March 10, 2008, is materially false and misleading. Defendants failed to disclose, among other things, the extent of defendants’ interest in CSX and the extent of defendants’ coordinated efforts and their contracts, arrangements, understandings or relationships relating to shares of CSX.

8.             The declaratory and injunctive relief sought herein is necessary, among other reasons, to prevent defendants from benefitting from their wrongdoing, and to provide CSX shareholders with all information to which they are entitled and that they need in order to vote at the June 25, 2008 annual meeting.  Proper disclosure will allow CSX shareholders to evaluate fairly their investment in CSX and any actions relating to CSX, including the election of directors.  Without truthful information about defendants’ holdings in CSX securities, defendants’ motives for acquiring those securities, defendants’ plans for CSX and the extent of their relationships with other parties regarding their interest in CSX, shareholders will be irreparably harmed.

9.             Defendants should be required to divest themselves of all CSX shares that they acquired, and terminate all swaps referencing CSX shares that they entered into, renewed or extended from the time when defendants should have but failed to file a Schedule 13D disclosing their beneficial ownership of more than 5 percent of the outstanding shares of CSX common stock and the other information required to be disclosed under the securities laws.  Alternatively, defendants should either be prohibited from voting such shares at the 2008 annual meeting or be required to vote such shares in proportion with the votes of the other CSX shareholders.

Jurisdiction and Venue

10.           This action arises under Sections 13(d), 14(a) and 20(a) of the ‘34 Act, 15 U.S.C. §§ 78m(d), 78n(a), 78t(a) and the rules and regulations promulgated thereunder by the SEC.

11.           Jurisdiction over the subject matter of this action is based upon 28 U.S.C. §§ 1331, 1332, 1367 and Section 27 of the ‘34 Act, 15 U.S.C. § 78aa.

12.           Venue in this district is proper pursuant to Section 27 of the ‘34 Act, 15 U.S.C. § 78aa, and 28 U.S.C. § 1391(d).

13.           Declaratory relief is appropriate pursuant to 28 U.S.C. § 2201 because an actual controversy exists regarding defendants’ compliance with Sections 13(d) and 14(a) of the ‘34 Act and with CSX’s Amended and Restated Bylaws.

The Parties

14.           Plaintiff CSX is a publicly traded transportation company incorporated under the laws of Virginia and headquartered in Jacksonville, Florida.  Through its wholly owned subsidiary, CSX Transportation, Inc., a Class I rail carrier incorporated under the laws of Virginia, it operates one of the largest rail systems in the United States and the largest rail system in the eastern half of the country.  Shares of common stock of CSX are traded on the New York Stock Exchange (the “NYSE”).

15.           Defendant The Children’s Investment Fund Management (UK) LLP (“TCIF UK”) is a United Kingdom limited liability partnership.

16.           Defendant The Children’s Investment Fund Management (Cayman) Ltd. (“TCIF Cayman”) is a Cayman Islands company affiliated with TCIF UK.

17.           Defendant The Children’s Investment Master Fund (“TCI Fund”) is a Cayman Islands company managed by both TCIF UK and TCIF Cayman.

18.           Defendant Snehal Amin is a citizen of the United States and a founding partner and a controlling person of TCIF UK.

19.           Defendant Christopher Hohn (collectively, with TCIF UK, TCIF Cayman, TCI Fund and Snehal Amin, “TCI”) is a citizen of the United Kingdom and managing partner and a controlling person of TCIF UK and sole owner and a controlling person of TCIF Cayman.

20.           Defendant 3G Fund L.P. (“3G Fund”) is a Cayman Islands limited partnership.

21.           Defendant 3G Capital Partners L.P. (“3G L.P.”) is a Cayman Islands limited partnership and the general partner of 3G Fund.

22.           Defendant 3G Capital Partners Ltd. (“3G Ltd.”) is a Cayman Islands company and the general partner of 3G L.P.

23.           Defendant Alexandre Behring (collectively, with 3G Ltd., 3G L.P., and 3G Fund, “3G”) is a citizen of Brazil and the managing director and a controlling person of 3G Ltd.

TCI’s Investment in CSX

24.           In connection with their investment in shares of CSX common stock, TCI formulated a plan to make major changes in CSX’s business and corporate structure. To this end, TCI began a series of calls and requests for meetings with CSX management, resulting in a meeting with CSX’s financial advisors from Morgan Stanley & Co., in New York in January 2007.

25.           TCI presented various proposals to CSX management and their advisors, including a proposal that CSX management pursue a leveraged buyout (“LBO”) transaction and a proposal that CSX pursue an extraordinary recapitalization involving taking on substantially more debt and repurchasing a significant portion of its outstanding shares.  The recapitalization would have required CSX to increase its leverage to the point where its credit ratings would fall significantly below investment grade.

26.           TCI represented that it owned a significant stake in CSX,  between 10 and 14 percent of CSX,  and that a large portion of that interest was held through derivative swap arrangements. TCI stated that it had all the economic interests of ownership through swaps that it could “convert at any time” to physical ownership of CSX shares.

27.           On February 15, 2007, during a BB&T Capital Markets Transportation Conference, defendant Amin told CSX’s Chief Financial Officer that “we own 14 percent of your company”.

28.           On March 2, 2007, TCI made a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”) to cross the $500 million acquisition threshold with respect to shares of CSX common stock.  That filing would not have been required if TCI had only a passive investment purpose for acquiring those shares.

29.           On March 29, 2007, during a meeting with CSX in New York, defendant Amin told CSX that TCI’s swaps were equivalent to more than 10 percent of CSX’s outstanding shares; that “our swaps give us the economic equivalent of ownership”; that TCI could become the direct owner of more than 10 percent of CSX’s outstanding shares; and that TCI “would be taking voting positions” with respect to shares of CSX. TCI threatened that if CSX did not immediately announce a 20 percent stock repurchase in its April 2007 earnings release, there would be “no limits” to what TCI would do.

30.           On April 7, 2007, during a call with CSX’s outside advisors from Evercore Partners (“Evercore”), defendant Hohn stated that TCI had plans to convert indirect holdings of CSX to direct holdings and were then doing so currently.

31.           On May 8, 2007, during a Bear Stearns conference in New York, defendant Amin made a presentation to investors in which he said that CSX could sell itself in an LBO, indicating that he had contacted private equity firms to line up bids and had, in hand, a 100-page indicative financing proposal from a bank that could underwrite the LBO debt.

32.           On June 14, 2007, after a presentation given by CSX’s Chief Financial Officer at the Merrill Lynch Global Transportation Conference in New York, defendant Amin suggested that if CSX’s board of directors was opposed to changes in CSX’s capital structure to increase leverage, the board was inhibiting the creation of value.

33.           On June 20, 2007 TCI representatives met with CSX’s advisors from Evercore in New York and indicated that TCI directly owned 4 percent of CSX’s shares and held over 10 percent in swaps.  At that meeting, TCI told Evercore that they would “go to war” and seek to replace the entire CSX board of directors if CSX management did not yield to TCI’s demands.

34.           On July 17, 2007, in a call with CSX’s advisors from Evercore, defendant Hohn said that TCI would attempt to change the entire CSX board of directors.

35.           On October 16, 2007, TCI sent a letter to the board of directors of CSX, which it publicized, urging CSX to allow shareholders of 10 percent of CSX’s shares to call special meetings for any purpose, including the election of directors.

TCI’s Coordination with 3G and Others

36.           From May 9 through May 15, 2007, defendant Amin sent CSX a series of emails requesting information about the result of a shareholder vote that was announced at the 2007 annual meeting of CSX shareholders. The vote was on a non-binding proposal to give a minority of shareholders the ability to call special meetings.

37.           On May 9, 2007, CSX received a phone call from 3G inquiring about the result of that same shareholder vote.

38.           In the period from May 9 through May 17, 2007, CSX received phone calls from other hedge funds requesting information regarding the result of that shareholder vote.

39.           On June 13, 2007 CSX met with defendant Behring of 3G at 3G’s New York office.  At that meeting, 3G told CSX that 3G would be making an HSR filing.  CSX executives saw in 3G’s offices a copy of presentation materials prepared by TCI about TCI’s proposals with respect to CSX.

40.           On June 14, 2007, CSX was formally notified of a 3G HSR filing indicating 3G’s intent to acquire shares of CSX common stock in excess of $597.9 million. TCI had made its HSR filing on March 2, 2007.  Those filings would not have been required if 3G and TCI had only passive investment purposes for acquiring those shares.

41.           On September 6, 2007, TCI and 3G together attended the CSX Analyst/Investor conference in New York. Afterwards, defendant Hohn along with representatives of 3G approached CSX’s Chief Financial Officer.  Soon thereafter, defendant Hohn approached CSX’s advisors from Evercore and Morgan Stanley & Co. to discuss CSX’s board composition, CSX’s share repurchase program, and the non-binding special meeting proposal that was approved at the 2007 annual meeting.

42.           One of the defendants’ nominees to CSX’s board, Gilbert Lamphere, purchased CSX common stock on November 6, 2007 and November 13, 2007.  Lamphere purchased those shares in connection with his becoming a nominee to the CSX board, and he entered into a nominee agreement with 3G, obliging 3G to pay the costs of soliciting proxies and to indemnify Lamphere against certain losses.

43.           Another of the defendants’ nominees, Timothy O’Toole, purchased shares of CSX common stock on December 6, 2007.  O’Toole purchased those shares in connection with becoming a nominee to the CSX board and entered into a nominee agreement with TCI,  obliging TCI to pay the costs of soliciting proxies and to indemnify O’Toole against certain losses.

44.           In anticipation of a May 7, 2008 annual meeting date and a related record date of February 27, 2008, representatives of CSX began notifying brokers and the NYSE of the record and meeting dates beginning on January 30, 2008.  That information became generally available to bankers, brokers and other financial institutions.

45.           Financial institutions that hold shares of publicly traded companies for their own account or for the account of their customers frequently lend such shares to traders who engage in short-selling of such shares.  Under the terms of the lending arrangements, ownership of the shares is transferred to the short-seller, but the financial institution has the right to require the short-seller to return ownership of the shares to the financial institution at any time.

46.           Where a financial institution holds shares for its own account to hedge its commitments under a swap arrangement, the financial institution has no incentive to require that the short-sellers return shares ahead of a record date for a shareholder meeting unless there is a contractual requirement or some explicit or implicit understanding with the swap holder with respect to the voting of the shares.

47.           Between February 15, 2008 and February 27, 2008, the two-week period prior to original the record date, almost 37 million shares of CSX common stock were transferred to financial institutions that have been identified by defendants as counterparties to their swaps that reference shares of CSX common stock (net of any shares transferred from such institutions), establishing custody of those shares in such institutions as of the record date.

48.           The number of shares involved in those transfers substantially exceeds the number of shares transferred in connection with dividend and voting record dates in 2007, including those dates after which TCI and 3G acquired substantial positions in CSX stock.

49.           After the record date passed, between February 28, 2008 and March 10, 2008, over 20 million shares were transferred from the same financial institutions back to third parties.

50.           The volume of shares moving into the custody of swap counterparties in advance of the original February 27, 2008 record date indicates the existence of agreements or understandings that those counterparties would vote the shares in accordance with the wishes or expectations of TCI and 3G, or alternatively, that the swap counterparties are intending to vote the shares in accordance with the wishes or expectations of TCI and 3G because of their relationships with TCI and 3G.

Annual Meeting

51.           On March 17, 2008 CSX announced that the 2008 annual shareholder meeting would be held on June 25, 2008 and that the record date for purposes of the meeting would be April 21, 2008.

52.           On March 10, 2008, the defendants filed their preliminary proxy statement on Schedule 14A.

53.           Under Rule 14a-6, defendants may be able to file their definitive proxy statement as early as March 20, 2008.

54.           As soon as defendants file their definitive proxy statement, they may begin to solicit and receive proxies to vote at the annual shareholder meeting on June 25, 2008.

Defendants’ Failure to Comply with the Securities Laws

55.           Section 13(d) of the ‘34 Act requires any person acquiring beneficial ownership of more than 5 percent of a corporation’s common stock to disclose within 10 days of the acquisition certain information to the corporation, the SEC, and the exchanges on which the stock is traded.

56.           Among the information that must be provided is:

“(B) the source and amount of the funds or other consideration used or to be used in making the purchases, and if any part of the purchase price is represented or is to be represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, or trading such security, a description of the transaction and the names of the parties thereto . . . ;

(C) if the purpose of the purchases or prospective purchases is to acquire control of the business of the issuer of the securities, any plans or proposals which such persons may have to liquidate such issuer, to sell its assets to or merge it with any other persons, or to make any other major change in its business or corporate structure;

(D) the number of shares of such security which are beneficially owned, and the number of shares concerning which there is a right to acquire, directly or indirectly, by (i) such person, and (ii) by each associate of such person, giving the background, identity, residence, and citizenship of each such associate; and

(E) information as to any contracts, arrangements, or understandings with any person with respect to any securities of the issuer, including but not limited to transfer of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or guaranties of profits, division of losses or profits, or the giving or withholding of proxies, naming the persons with who such contracts, arrangements, or understandings have been entered into, and giving the details thereof.”

Copies of certain materials must be appended as exhibits to the disclosure and the SEC has prescribed Schedule 13D as the official form for compliance with the statute.  17 C.F.R. §§ 240.13d-1, 240.13d-101.

57.           Section 14(a) of the ‘34 Act and the rules promulgated thereunder govern the solicitation of proxies. Rule 14a-9 provides that “[n]o solicitation subject to this regulation shall be made by means of any proxy statement . . . which omits to state any material fact necessary in order to make the statements therein not false or misleading.”  17 C.F.R. § 240.14a-9.  Schedule 14A is the official form for compliance with Section 14(a) and requires anyone who would solicit proxies to disclose, among other things, the number of shares of the issuer which are beneficially owned and information as to any contracts, arrangements, understandings or relationships with any person with respect to that interest.

58.           The Rules promulgated under the ‘34 Act attribute beneficial ownership to any person who:

(a)           “directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:  (1) Voting power which includes the power to vote, or to direct the voting of, such security; and/or, (2) Investment power which includes the power to dispose, or to direct the disposition of, such security,”  17 C.F.R.  § 240.13d-3(a);

(b)           “directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the reporting requirements,” 17 C.F.R. § 240.13d-3(b);

(c)           acquires an interest in a warrant, option, convertible security or the like “with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, [who] immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise or conversion of such security or power,” 17 C.F.R. § 240.13d-3(d); or

(d)           has an interest in a security that gives that person “the right to acquire beneficial ownership of such security . .. . within sixty days,”  17 C.F.R. § 240.13d-3(d).

Beneficial Ownership of Swap Shares

59.           In their Schedule 13D and preliminary proxy statement on Schedule 14A, defendants state that they are the beneficial owners of 35,054,952 (approximately 8.7 percent) of outstanding ordinary shares of CSX.  Defendants disclaim beneficial ownership of the approximately 12.3 percent of CSX’s shares referenced in the defendants’ swap arrangements. Those statements are false because the securities laws confer beneficial ownership of that 12.3 percent of shares referenced in the swaps on the defendants.

60.           Defendants are now and have been for at least 10 months before they made their December 19, 2007 disclosure, the beneficial owners of the shares referenced in the swaps.

61.           The defendants beneficially own the shares referenced in TCI’s swaps because, as TCI’s statements confirm, they were acquired or held “with the purpose or effect of changing or influencing the control” of CSX.

(a)           During calls and meetings, TCI presented various proposals to CSX management and their advisors, including that CSX management pursue an LBO and pursue an extraordinary recapitalization involving taking on substantially more debt and repurchasing a significant portion of its outstanding shares.  The recapitalization would have required CSX to increase its leverage to the point where its credit ratings would fall significantly below investment grade.

(b)           On March 2, 2007, TCI made a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”) to cross the $500 million acquisition threshold with respect to shares of CSX common stock.  That filing would not have been required if TCI had only a passive investment purpose for acquiring those shares.

(c)           On March 29, 2007, TCI threatened that if CSX did not immediately announce a 20 percent stock repurchase in its April 2007 earnings release, there would be “no limits” to what TCI would do.

(d)           On May 8, 2007, TCI made a presentation to investors in which it was suggested that CSX could sell itself in an LBO, indicating that TCI had contacted private equity firms to line up bids and had, in hand, a 100-page indicative financing proposal from a bank that could underwrite the LBO debt.

(e)           On June 20, 2007, TCI told CSX’s advisors that they would “go to war” and seek to replace the entire CSX board of directors if CSX management was unresponsive to TCI’s demands.

(f)            On July 17, 2007, TCI reiterated to CSX’s advisors that TCI would attempt to change the entire CSX board of directors.

(g)           On October 16, 2007, TCI sent a letter to the board of directors of CSX urging CSX to allow shareholders of 10 percent of CSX’s shares to call special meetings for any purpose, including the election of directors.

62.           Defendants beneficially own the shares of CSX common stock referenced in TCI’s swaps because, as TCI’s statements confirm, they could be converted into physical ownership of shares “at any time”.

(a)           TCI told David Baggs, CSX’s Assistant Vice President of Treasury and Investor Relations, that it had all the economic interests of ownership through swaps that it could “convert at any time” to physical ownership of CSX shares.

(b)           On March 29, 2007, TCI represented that its swaps were equivalent to 10 percent or more of CSX’s outstanding shares, said that “our swaps give us the economic equivalent of ownership”, told CSX that TCI could become the direct owner of more than 10 percent of CSX’s outstanding shares and told CSX that TCI “would be taking voting positions” with respect to shares of CSX.

(c)           On April 7, 2007, TCI told CSX’s advisors that TCI had plans to convert indirect holdings to direct holdings and were then doing so currently. TCI indicated that it would convert swaps to direct ownership of between 4.9 and 9.9 percent of outstanding shares of CSX.

63.           Defendants beneficially own the shares of CSX referenced in their swaps because they were part of a plan or scheme to evade the reporting requirements of the securities laws. Throughout 2007, TCI and 3G each independently maintained direct ownership of over 4 percent of the outstanding shares of CSX common stock—just below the 5 percent reporting threshold.  TCI and 3G did not disclose that they were coordinating their efforts.  At all relevant times, TCI intended to change or influence control of CSX.  At all relevant times, TCI could convert the shares referenced in the swaps at any time.  TCI and 3G each entered into swap arrangements “with the purpose or effect of divesting [them] of beneficial ownership . . . or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the reporting requirements”.

64.           Defendants beneficially own the shares of CSX referenced in their swaps because of the arrangements or understandings they have with swap counterparties, or because of the nature of the relationships between defendants and the counterparties.  Based on those understandings or relationships, the counterparties will vote the shares in accordance with defendants’ wishes, or they will deliver physical shares of CSX stock to defendants upon settlement of the swaps.  Such understandings or relationships give defendants beneficial ownership of the shares by way of indirect voting or investment power.

65.           TCI could convert its swaps into direct ownership of CSX shares “at any time” because of an understanding between TCI and the counterparties to the swaps that they will sell or otherwise deliver the physical the shares of CSX stock referenced in the swaps to TCI upon settlement or because of the relationship between TCI and the counterparties.

Group Formation

66.           Section 13(d)(3) of the ‘34 Act states that “when two or more persons act as a .  .  .  group for the purpose of acquiring, holding or disposing of securities of an issuer, such .  .  .  group shall be deemed a ‘person’ for the purposes of this subsection”.

67.           Independent of the shares referenced in defendants’ swap arrangements, TCI and 3G formed a group within the meaning of Section 13(d)(3) which beneficially owned more than 5 percent of the outstanding shares of CSX common stock, yet defendants failed to timely make disclosures pursuant to Section 13(d).

68.           Defendants, in their Schedule 13D and preliminary proxy statement on Schedule 14A, misrepresent the facts concerning the formation of the defendants’ group.  The defendants represent that TCI and 3G agreed to coordinate their efforts with respect to their interests in CSX on December 12, 2007.  That representation is false because TCI and 3G formed a group no later than November 6, 2007.

69.           According to Appendix A of the December 19, 2007 Schedule 13D filing, defendants’ nominee to CSX’s board, Gilbert H. Lamphere, purchased shares of CSX stock on November 6 and November 13, 2007.  Item 4 of that same disclosure states that Mr. Lamphere made those purchases “in connection with becoming [a] nominee[] to the board of directors of [CSX]”.

70.           Even though a nominee purchased stock as early as November 2007, the defendants failed to disclose themselves as a group whose beneficial ownership exceeded the 5 percent threshold until December 19, 2007.

71.           The formation of the defendants’ group occurred even earlier than November 6, 2007.  TCI and 3G coordinated their efforts with respect to their interests in CSX:

(a)           Both TCI and 3G made HSR filings to cross the $500 million acquisition threshold with respect to shares of CSX common stock.  A shareholder who acquires fewer than ten percent of the outstanding shares of a corporation’s securities solely for the purpose of investment need not make such filing.  TCI notified CSX of its HSR Filing in March 2007, while 3G notified CSX of its HSR filing in June 2007.

(b)           On May 9, 2007, both TCI and 3G contacted CSX regarding the results of a particular shareholder vote on the rights of minority shareholders to call special meetings of the board.

(c)           On June 13, 2007 CSX managers met 3G at 3G’s office.  At that meeting, 3G told CSX that 3G would be making its HSR filing.  The CSX executives who attended the meeting saw that 3G had a copy of presentation materials prepared by TCI about TCI’s proposals with respect to CSX.

(d)           On September 6, 2007, after a conference presentation by CSX, TCI approached a CSX manager along with representatives from 3G.

72.           Defendants acted as a group for the purpose of acquiring, holding or disposing of securities of CSX such that when they acquired beneficial ownership collectively of more than 5 percent of CSX’s common stock, they were required to disclose within 10 days of the acquisition certain information to the corporation, the SEC, and the exchanges on which the stock is traded. By failing to file a Schedule 13D within ten days of forming a group, the defendants were able to secretly accumulate more stock.

Defendants’ Schedule 13D is False and Misleading

73.           The defendants’ December 19, 2007 Schedule 13D is materially false and misleading because, among other reasons, it contains several material misstatements and does not adequately disclose information concerning defendants’ purpose in acquiring shares of CSX common stock and their plans for CSX, as well as defendants’ contracts, arrangements, understandings or relationships relating to shares of CSX common stock.

74.           In the December 19, 2007 Schedule 13D, defendants falsely state that TCI “beneficially owned an aggregate of 17,796,998 Shares, constituting approximately 4.2 % of the Shares outstanding”. (http://www.sec.gov/Archives/edgar/data/277948/000090266407003586/sc13d.txt, Item 5). Defendants also falsely disclaim “any beneficial ownership” of the approximately 11 percent of CSX shares referenced by TCI’s swap arrangements. (Id., Item 6).  Those statements are false because TCI beneficially owned the approximately 11 percent of shares associated with the swaps, giving it beneficial ownership of more than 15 percent of CSX’s outstanding shares.

75.           In the December 19, 2007 Schedule 13D, defendants falsely state that 3G “beneficially owned an aggregate of 17,232,854 Shares, constituting approximately 4.1% of the Shares outstanding”. (Id., Item 5). Defendants also falsely disclaim “any beneficial ownership” of the approximately 0.8 percent of CSX shares referenced in 3G’s swap arrangement. (Id., Item 6).  Those statements are false because 3G beneficially owned the approximately 0.8 percent of shares associated with the swaps, giving it beneficial ownership of approximately 4.9 percent of CSX’s outstanding shares.

76.           In the December 19, 2007 Schedule 13D, defendants falsely state that, as of December 12, 2007, TCI and 3G “entered into an agreement to coordinate certain of their efforts” and that TCI and 3G “may be deemed to have formed a ‘group’ within the meaning of Section 13(d)(3) [of the ‘34 Act]”. (Id., Item 5). That statement is false because the defendants formed a group prior to December 12, 2007.

77.           In the December 19, 2007 Schedule 13D, defendants falsely state that TCI “expressly disclaims beneficial ownership of the Shares beneficially owned by [3G] and the Additional Nominees” while 3G “expressly disclaims beneficial ownership of the Shares beneficially owned by [TCI] and the Additional Nominees”. (Id., Item 5). That statement is false because once the group was formed, each defendant beneficially owned all shares of CSX common stock that were beneficially owned by all members of the group by operation of law.  Rule 13d-5(b)(1) states that “when two or more persons agree to act together for the purposes of acquiring, holding, voting, or disposing of equity securities of an issuer, the group formed thereby shall be deemed to have acquired beneficial ownership, for purposes of [section 13(d) of the ‘34 Act], as of the date of such agreement, of all equity securities of that issuer beneficially owned by any such persons.”

78.           In the December 19, 2007 Schedule 13D, defendants falsely state that they “acquired Shares for investment in the ordinary course of business”, and failed to disclose that their purpose in acquiring shares of CSX common stock is to change or influence control of CSX. (Id., Item 4).  Defendants have been planning to change or influence control of CSX since no later than June 2007, when TCI told CSX’s advisors that TCI would “go to war” and “seek to replace the entire board”.  Defendants failed to disclose their plans and proposals to make major changes in CSX’s business and corporate structure.

79.           In the December 19, 2007 Schedule 13D, defendants falsely state that they have “no contracts, arrangements, understandings or relationships (legal or otherwise) . . . with respect to any securities” of CSX, except as described elsewhere in the Schedule 13D. (Id., Item 6).  That statement is false because defendants have acted with respect to CSX securities pursuant to contracts, arrangements, understandings or relationships with other persons that have not been disclosed.

80.           In violation of Item 3 of Schedule 13D, the defendants misrepresented the source of funds used to acquire their interest in CSX as solely the general working capital of TCI and 3G.  Defendants falsely state that “the source of funds used to acquire the [TCI or 3G] Shares reported herein was the general working capital of [the TCI Fund or the 3G Fund.]” (Id., Item 3). TCI and 3G have used borrowed funds to acquire their interest in CSX.

81.           In violation of Item 7 of Schedule 13D, defendants have failed to file the written agreements relating to the swap arrangements as exhibits to the Schedule 13D.

82.           In violation of Instruction C to Schedule 13D, the defendants have failed to disclose required information regarding controlling persons of the defendant entities.

83.           In violation of Item 7(2) of Schedule 13D, the defendants have failed to file copies of the nominee agreements referenced in the defendants’ December 19, 2007 Schedule 13D.

Defendants’ Preliminary Proxy Statement is False and Misleading

84.           Rule 14a-9 provides that “No solicitation subject to this regulation shall be made by means of any proxy statement . . . which omits to state any material fact necessary in order to make the statements therein not false or misleading.”

85.           On March 10, 2008, defendants filed their preliminary proxy statement on Schedule 14A.  That Schedule 14A is materially false and misleading because, among other reasons, it repeats material misstatements contained in the December 19, 2007 Schedule 13D, does not adequately disclose information concerning defendants’ plans for CSX and their contracts, arrangements, understandings or relationships with respect to shares of CSX common stock, and it falsely states defendants’ purposes in seeking to elect its nominees as directors.

86.           In the March 10, 2008 Schedule 14A, defendants falsely state that TCI beneficially owns only 17,796,998 shares of CSX common stock, or approximately 4.4 percent of the outstanding shares. (http://www.sec.gov/Archives/edgar/data/277948/000104746908002443/a2183197zprec14a.htm, p.4). Defendant TCI also falsely “disclaims any beneficial ownership in securities that may be referenced in [swap arrangements] or that may be held from time to time by any counterparties to the contracts” with regard to the approximately 11.5 percent of CSX shares referenced by TCI’s swap arrangements. (Id., p.15).  Those statements are false because TCI beneficially owns the approximately 11.5 percent of shares associated with the swaps, giving it beneficial ownership of approximately 15.9 percent of CSX’s outstanding shares.

87.           In the March 10, 2008 Schedule 14A, defendants falsely state that 3G beneficially owns only 17,232,854 shares of CSX common stock, or approximately 4.3 percent of the outstanding shares. (Id., p.4). Defendant 3G falsely “disclaims any beneficial ownership in securities that may be referenced in [swap arrangements] or that may be held from time to time by any counterparties to the contracts” with regard to the approximately 0.8 percent of CSX shares referenced by 3G’s swap arrangement. (Id., p.15). Those statements are false because 3G beneficially owns the approximately 0.8 percent of shares associated with the swaps, giving it beneficial ownership of approximately 5.1 percent of CSX’s outstanding shares.

88.           In the March 10, 2008 Schedule 14A, defendants falsely state that the defendant group beneficially owns only 35,054,952 shares of CSX common stock, or approximately 8.7 percent of the outstanding shares. (Id., p.1).  That statement is false because the defendant group beneficially owns the approximately 12.3 percent of shares associated with the swaps, giving it beneficial ownership of approximately 21 percent of CSX’s outstanding shares.

89.           In the March 10, 2008 Schedule 14A, defendants falsely state that TCI and 3G “entered into an agreement to coordinate efforts with regard to the purchase and sale of Shares and other securities conferring beneficial ownership” as of December 12, 2007 (Id., p.4).  That statement is false because defendants formed a group prior to December 12, 2007.

90.           In the March 10, 2008 Schedule 14A, defendants falsely state that, “[o]ther than as disclosed in this proxy statement, there are no arrangements or understandings between either TCI and/or 3G and any Nominee or any other person or persons with respect to the nomination of the Nominees or of the TCI/3G Group’s additional proposals”. (Id., p.16). That statement is false because defendants have acted with respect to CSX securities pursuant to contracts, arrangements, understandings or relationships with other persons that have not been disclosed.

91.           Defendants have coordinated their efforts with respect to their interest in CSX and their proxy solicitation pursuant to undisclosed contracts, arrangements, understandings or relationships with other persons.

92.           In the March 10, 2008 Schedule 14A, defendants falsely state that TCI “expressly disclaims beneficial ownership of the Shares beneficially owned by [3G] and the Nominees (as applicable)” while 3G “expressly disclaims beneficial ownership of the Shares beneficially owned by [TCI] and the Nominees (as applicable)”. (Id., p.14). That statement is false because once the group was formed, each defendant beneficially owned all shares of CSX common stock that were beneficially owned by all members of the group by operation of law.

93.           In the March 10, 2008 Schedule 14A, defendants falsely state that their nominees, if elected, “will provide a clear perspective of shareholders and railroad operators and will work with the rest of the Board to effect positive change at CSX” and that their nominees, if elected, “intend to work constructively with the remaining Board members to advance the interests of all CSX shareholders”. (Id., p.5). Defendants, in fact, intend to gain control of CSX to advance their own undisclosed purposes.

Defendants’ Notices of Intent to Nominate Directors are Noncompliant

94.           Article I, Section 11(a)(ii) of CSX’s Amended and Restated Bylaws requires a shareholder to submit a timely and complete notice, including information regarding that shareholders’ beneficial ownership of CSX common stock, in order to properly bring a nomination or other business before an annual meeting.

95.           On January 8, 2008 defendants submitted a Stockholder Notice of Intent to Nominate Persons for Election as Directors to CSX Corporation (“January 8 Notice”) in which they claimed group beneficial ownership of 8.3% of the outstanding shares of CSX common stock.  As in their SEC filings, defendants falsely disclaimed beneficial ownership of the shares referenced in swap arrangements.

96.           On January 21, 2008 and January 25, 2008, defendants sent two supplemental notices to CSX (collectively, with January 8 Notice, “Notices”) regarding their intent to present a proposal to amend the bylaws of CSX at the 2008 annual meeting to allow shareholders holding 15% of all the shares of outstanding CSX stock to be able to call special a meeting.

97.           In the January 21, 2008 and January 25, 2008 Notices, defendants incorporated the information provided in the January 8 Notice concerning their beneficial ownership.

98.           Defendants’ Notices fail to comply with Article I, Section 11(a)(ii) of CSX’s Bylaws because, in order for shareholders to nominate persons for election to the CSX board of directors or to propose other business to be considered at an annual meeting of shareholders, they are required to disclose “the number of shares of capital stock of the Corporation that are owned beneficially”.

COUNT I

(Violations of Section 14(a) of the ‘34 Act)

99.           CSX repeats the allegations of preceding paragraphs 1-98 as if fully set forth herein.

100.         Defendants violated Section 14(a) and the rules and regulations promulgated thereunder by filing a false and misleading preliminary proxy statement on Schedule 14A.

101.         Defendants’ March 10, 2008 Schedule 14A is incomplete, false and misleading because defendants’ swap arrangements confer beneficial ownership of the securities referenced by them upon the defendant group by operation of law.

102.         Defendants’ March 10, 2008 Schedule 14A is misleading because it does not sufficiently describe the material terms of defendants’ swap arrangements and fails to disclose defendant’s swap transactions during the last two years.

103.         Defendants’ March 10, 2008 Schedule 14A is misleading because it reports an inaccurate date for the formation of defendants’ group as defined by Section 13(d)(3) of the ‘34 Act, and does not fully and accurately describe the group and the arrangements and understandings among the group members.

104.         Defendants’ March 10, 2008 Schedule 14A is misleading because it does not fully disclose information concerning contracts, arrangements, understandings or relationships between defendants and other persons with respect to the shares of CSX common stock.

105.         The omissions and misrepresentations in the defendants’ March 10, 2008 Schedule 14A concern information material to CSX shareholders and to the investing public.

106.          CSX’s shareholders and the investing public will be irreparably harmed in the absence of the declaratory and equitable relief as prayed for herein.

COUNT II

(Violations of Section 13(d) of the ‘34 Act)

107.           CSX repeats the allegations of preceding paragraphs 1-106 as if fully set forth herein.

108.         TCI beneficially owned more than 5 percent of CSX’s outstanding common stock as beneficial ownership is defined under the rules and regulations promulgated under Section 13(d) of the ‘34 Act prior to 10 days before its December 19, 2007 filing, and no later than February 25, 2007.

109.         TCI violated Section 13(d) of the ‘34 Act by failing to file a Schedule 13D within 10 days after it beneficially owned more than 5 percent of the outstanding shares of CSX common stock.

110.         Defendants violated Section 13(d) of the ‘34 Act by failing to truthfully and accurately disclose their beneficial ownership of CSX common stock in their December 19, 2007 Schedule 13D because defendants’ swap arrangements confer beneficial ownership of the securities referenced by them upon the defendant group by operation of law.

111.         Defendants were acting as a group as defined by Section 13(d)(3) of the ‘34 Act “for the purpose of acquiring, holding, or disposing of securities of an issuer” prior to 10 days before December 19, 2007.

112.         Defendants violated Section 13(d) of the ‘34 Act by failing to file a Schedule 13D within 10 days after the defendant group collectively accumulated more than 5 percent of CSX’s common stock.

113.         Defendants’ December 19, 2007 Schedule 13D is misleading because it reports an inaccurate date for the formation of the defendants’ group as defined by Section 13(d)(3) of the ‘34 Act.

114.         Defendants’ December 19, 2007 Schedule 13D is misleading because it does not fully disclose required information concerning contracts, arrangements, understandings or relationships between defendants and other persons relating to the shares of CSX common stock.

115.         Defendants’ December 19, 2007 Schedule 13D is false because it does not disclose information concerning all contracts, arrangements, understandings or relationships between defendants and other persons relating to the shares of CSX common stock.

116.         Defendants failed to sufficiently describe the material terms of defendants’ swap arrangements and failed to disclose required information regarding defendants’ controlling persons in the December 19, 2007 Schedule 13D.

117.         Defendants failed to file copies of the agreements governing their swap arrangements and copies of the nominee agreements as exhibits to their December 19, 2007 Schedule 13D as required by law.

118.         Defendants’ December 19, 2007 Schedule 13D is misleading because it falsely describes the source of funds used to acquire defendants’ interest in CSX.

119.         The failure of the defendants to timely make disclosure and the omissions and misrepresentations in the defendants’ December 19, 2007 Schedule 13D concern information material to CSX shareholders and to the investing public.

120.         CSX’s shareholders and the investing public will be irreparably harmed in the absence of the declaratory and equitable relief as prayed for herein.

COUNT III

(Violations of Section 20(a) of the ‘34 Act)

121.         CSX repeats the allegations of preceding paragraphs 1-120 as if fully set forth herein.

122.         Defendant Alexandre Behring maintained discretionary authority to control or influence the conduct of 3G and the defendant group and did control or influence the conduct of 3G and the defendant group, including defendants’ actions and omissions in violation of Sections 13(d) and 14(a) of the ‘34 Act complained of herein.

123.         Defendant Christopher Hohn maintained discretionary authority to control or influence the conduct of TCI and the defendant group and did control or influence the conduct of TCI and the defendant group, including defendants’ actions and omissions in violation of Sections 13(d) and 14(a) of the ‘34 Act complained of herein.

124.         Defendant Snehal Amin maintained discretionary authority to control or influence the conduct of TCI and the defendant group and did control or influence the conduct of TCI and the defendant group, including defendants’ actions and omissions in violation of Sections 13(d) and 14(a) of the ‘34 Act complained of herein.

125.           Defendants Behring, Hohn and Amin are controlling persons of TCI, 3G and the defendant group within the meaning of Section 20(a) of the ‘34 Act and liable for the violations of Sections 13(d) and 14(a) of the ‘34 Act as set forth above.

COUNT IV

(Failure of Notice of Proposed Director Nominees and Bylaw Amendments to Comply with CSX’s Bylaws)

126.         CSX repeats the allegations of preceding paragraphs 1-125 as if fully set forth herein.

127.         Section 13.1-624 of the Virginia Stock Corporation Act provides that a corporation’s bylaws may contain any provision for managing the business and regulating the affairs of the corporation that is not inconsistent with the law or the articles of incorporation.

128.         Defendants are bound by the terms of the Bylaws with respect to the matters contemplated thereby, including Article I, Section 11(a)(ii)’s provisions governing the way in which a shareholder may properly bring a nomination or other business before an annual meeting.

129.         Article I, Section 11(c)(i) of CSX’s Amended and Restated Bylaws provides that “[o]nly such persons who are nominated in accordance with the procedures set forth in this Section 11 shall be eligible at an annual or special meeting of shareholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedure set forth in this Section 11.”

130.         On January 8, 21 and 25, 2008, defendants supplied to CSX purported Notices of their intent to nominate five persons for election to the CSX board of directors at the 2008 annual meeting of shareholders and to propose amendments of the CSX Amended and Restated Bylaws, in compliance with Article I, Section 11 of CSX’s Amended and Restated Bylaws.

131.         Defendants’ Notices fail to comply with Article I, Section 11(a)(ii) of CSX’s Bylaws because they failed to accurately report the number of shares of capital stock of CSX that defendants owned beneficially. As in their

December 19, 2007 Schedule 13D and March 10, 2008 preliminary proxy statement on Schedule 14A, defendants falsely state their beneficial ownership in the Notices.

132.         By reason of the foregoing, defendants’ Notices are invalid as noncompliant with CSX’s Bylaws, and CSX is entitled to a declaration to that effect.

PRAYER FOR RELIEF

WHEREFORE, CSX prays for relief in the form of an Order:

(a)           Declaring that defendants failed to file timely, complete and accurate disclosures in violation of Sections 13(d) and 14(a) of the ‘34 Act;

(b)           Directing that defendants file truthful and accurate Schedule 13D and Schedule 14A disclosures, in compliance with the applicable rules and regulations, forthwith;

(c)           Enjoining defendants from acquiring additional shares of CSX until accurate and compliant Schedule 13D and Schedule 14A disclosures have been filed;

(d)           Enjoining defendants from acquiring any CSX shares referenced in swap arrangements to which they are party;

(e)           Directing that defendants sell, in an orderly manner pursuant to a plan ordered by the Court, all shares acquired, and terminate all swaps referencing CSX shares that they entered into, renewed or extended, after the date by which they should have filed a Schedule 13D and enjoining defendants from voting such shares at the 2008 annual meeting of CSX shareholders or, alternatively, directing that defendants vote such shares in proportion with the votes of the other CSX shareholders;

(f)            Enjoining defendants from voting any proxies received prior to such time as the Court ascertains that defendants have filed accurate and compliant Schedule 13D and Schedule 14A disclosures;

(g)           Declaring defendants’ Notices invalid as noncompliant with CSX’s Bylaws;

(h)           Granting leave to CSX to conduct expedited discovery with respect to the claims alleged herein; and

(i)            Granting such other and further relief as the Court may deem just and proper.

March 17, 2008

CRAVATH, SWAINE & MOORE LLP,

by
/s/	Francis P. Barron
Rory O. Millson
Francis P. Barron
Michael A. Paskin
Members of the Firm

Attorneys for Plaintiff
825 Eighth Avenue
New York, NY 10019
(212) 474-1000

RMillson@cravath.com
FBarron@cravath.com
MPaskin@cravath.com